Exhibit 23(c)

                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Registration Statement on Form S-8 of Reckson Associates Realty Corporation ("Reckson") of our report dated February 26, 1998, on our audits of the financial statements and financial statement schedules of Tower Realty Trust, Inc. as of December 31, 1997 and for the period from March 27, 1997 through December 31, 1997 and Tower Predecessor for the period from January 1, 1997 through October 15, 1997 and as of and for the year ended December 31, 1996 and 1995, which report is included in Reckson's Form 8-K dated February 5, 1999.



                                           /s/ PricewaterhouseCoopers LLP


New York, New York
September 15, 1999